  EXHIBIT 99.1

Press Release dated June 1, 2017, announcing the completion of Proof of Concept flight tests.

Airborne Wireless Network Successfully Performs its Proof of Concept Flight Test

June 1, 2017

SIMI VALLEY, CALIFORNIA

Airborne Wireless Network (OTC QB: ABWN) is pleased to announce that on May 31, 2017, it completed its Proof of Concept flight tests in Roswell, New Mexico.

The Proof of Concept flight tests were performed using two Boeing 767s and a temporary mobile mast system, emulating a ground station.

The Company plans to provide the results of the flight tests once all of the data have been compiled from all participating partners.

About Airborne Wireless Network

The Company intends to create a high-speed broadband airborne wireless network by linking commercial aircraft in flight. It is projected that each aircraft participating in the network will act as an airborne repeater or router, sending and receiving broadband signals from one aircraft to the next and creating a digital superhighway in the sky. The Company intends the network to be a high-speed broadband internet pipeline to improve coverage connectivity. The Company does not intend to provide retail customer coverage to end users, but, instead, act as a wholesale carrier with target customers, such as internet service providers and telephone companies.

Currently, the world's connectivity is achieved by use of undersea cables, ground based fiber and satellites. The Company believes that the Company's airborne digital highway may be a solution to fill the world's connectivity void. Once the network is developed and fully implemented, its uses may be limitless. The Company's network, once developed, should provide low-cost, high-speed connectivity to rural areas, island nations, ships at sea, oil platforms, in addition to connectivity to commercial and private aircraft in flight.

For further information see: www.airbornewirelessnetwork.com

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Notice Regarding Forward-Looking Statements:

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, availability of capital; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to raise the additional funding we will need to continue to pursue our business and product development plans; our ability to develop and commercialize products based on our technology platform; competition in the industry in which we operate and market; general industry conditions; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Contact:

Robert Haag

IRTH Communications

Phone 1-866-976-4784

ABWN@irthcommunications.com

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